BeesFree Announces the Formation of Strategic Advisory Board

WEST PALM BEACH, Fla., Aug. 28, 2012 — BeesFree, Inc. (OTC QB: BEES), a company that has developed and is currently marketing BeesVita Plus™, an innovative composite food supplement for honeybees that works to prevent the effects of Colony Collapse Disorder (CCD), today announced the formation of a strategic advisory board. The advisory board members will provide ongoing input and feedback on sales and marketing, product development, and technology solutions.

Joining the company’s advisory board are:

•	Dr. Clifford Kitayama, an agricultural consultant and the co-owner and operator of Scientific Methods, Inc. Dr. Kitayama’s expertise is in tree crops and row crops, specifically with respect to insect pest management. Prior to Scientific Methods, Dr. Kitayama served as a research assistant in the University of California, Berkeley, Department of Entomology, and as a research technician for the USDA Forest Service and Weeds Laboratory. Dr. Kitayama earned his M.S. and Ph.D. in Entomology from University of California, Berkeley, and his B.S. in Business Administration and Entomology from San Jose University.
•	Mr. Sang Kim, an entrepreneur who has successfully transformed several companies from concepts to viable entities. He is the founder and currently the President of SSAM Sports, Inc. In 2005 Mr. Kim founded Ripple6, Inc., a social media and technology company serving Fortune 500 companies that was acquired by Gannett in 2008, and served as President until 2010. Mr. Kim has also worked as VP Sales and Marketing for Invoke Solutions, General Manager at Net Perceptions, Manager at McKinsey& Company, and Chief Architect at ICM. Mr. Kim earned a B.A. from Columbia University.
•	Mr. Andrew Wait, an experienced board member with an extensive sales and marketing background. Mr. Wait is currently serving as President of EF Englishtown, the world’s largest online English school. Previously, Mr. Wait served as Chief Revenue Officer of Blurb, a company with an online publishing and marketing software to design, publish, market and sell books. Between 2006 and 2010, Mr. Wait served as SVP and GM for North America at Ancestry.com. Mr. Wait earned his MBA at St. Mary’s College of California, and a BA from University of California, Berkeley.
•	Mr. Matthew Sylvestre, a technology expert with strong general business skills and significant experience successfully implementing enterprise wide systems. Mr. Sylvestre has served as the Chief Information Officer at Plus One Holdings, Inc. since 2007. Between 2000 and 2007, Mr. Sylvestre served as Director of Applications Development then Chief Information Officer at The Robbins Company/TharpeRobbins. Mr. Sylvestre earned his MS in Computer Information Systems from Bentley College, and his BS in Business Administration from Bryant College.

“Management is thrilled with the formation of this strategic advisory board and we believe that BeesFree will gain valuable insight and expertise from each of these members,” stated Mr. David Todhunter, CEO and President of BeesFree, Inc. “These board members will play an important role in guiding the Company's revenue growth not only in the United States but also throughout the EU and Asia as we look to expand.”

About BeesFree, Inc.

BeesFree, Inc. (OTC QB: BEES), a company focused on developing innovative solutions for the global beekeeping community, owns a patent pending composite food solution that helps honeybees avoid the effects of Colony Collapse Disorder (CCD).  For more information please visit www.beesfree.biz.

Forward-Looking Statements

Statements about the future expectations of BeesFree, Inc. and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BeesFree, Inc. intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, Bees Free actual results could differ materially from expected results.

Contact

Investor Relations Contact:
TPW Capital, Inc.
Thomas Walsh, President
Telephone: (201) 424-4573
Email: Marketing@beesfree.biz